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                      PERCEPTRON, INC. AND SUBSIDIARIES
         EXHIBIT 11, STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS



                                                                                         Earnings Per Share
                                                                                       Year Ended December 31,
                                                                            ---------------------------------------------
                                                                                1996            1995              1994
                                                                            ------------     -----------      -----------
A. Net Income                                                               $  7,150,000     $ 8,491,000      $ 6,179,000
                                                                            ------------     -----------      -----------
   Weighted average number of common shares outstanding                        7,661,153       7,251,320        6,826,847

   Effect of the issuance of stock options and warrants and assumed exercise of stock options and warrants at prices which are lower than the average market price of the common shares
     during the period, using the treasury stock method                          672,018         703,339          774,655

   Effect of convertible shares held by a minority shareholder of a foreign subsidiary, which were converted into
     common stock on June 23, 1994                                                   ---             ---           93,753

                                                                            ------------     -----------      -----------
B. Weighted average number of common shares and common
     equivalent shares for primary earnings per share                          8,333,171       7,954,659        7,695,255
                                                                            ------------     -----------      -----------

   Weighted average number of common shares outstanding                        7,661,153       7,251,320        6,826,847

   Effect of the issuance of stock options and warrants and assumed exercised of stock options and warrants at prices which are lower than the market price of the common shares at the
     end of the period, using the treasury stock method                          740,229         871,833          946,413

   Effect of convertible shares held by a minority shareholder of a foreign subsidiary, which were converted into
     common stock on June 23, 1994                                                   ---             ---           93,753

                                                                            ------------     -----------      -----------
C. Weighted average number of common shares and common
     equivalent shares for fully diluted earnings per share                    8,401,382       8,123,153        7,867,013
                                                                            ------------     -----------      -----------
   Primary earnings per share (A/B)                                         $        .86     $      1.07      $       .80
                                                                            ============     ===========      ===========

   Fully diluted earnings per share (A/C)                                   $        .85     $      1.05      $       .79
                                                                            ============     ===========      ===========
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